EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of the 1st day of January, 2012, is by and between Semble, Inc., a Nevada corporation (the "Company"), and Nate McLaughlin ("Employee") and the parties hereby agree as follows:

AGREEMENTS

1. **Employment; Term.** The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing until terminated as provided in Section 6 below.

2. **Position and Duties.** The Company hereby employs Employee as Director of Technology. As such, Employee shall have responsibilities, duties and authority specified by the Chief Operating Officer ("COO"). Employee will report directly to the COO or as otherwise directed by the COO. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company. The focus of the Employee's efforts during the initial 180 days are set forth in Schedule 1 attached.

3. **Compensation.** For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) *Signing Bonus.* Effective as of the commencement date of the Employment Agreement, Employee will receive a one-time bonus of $3,500.

(b) *Base Salary.* Effective on the commencement date of the Employment Agreement, the base salary payable to Employee shall be $8,500.00 per month, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly; provided, however, Employee agrees that until such time as the Company has received at least $500,000 in private equity capital from investors (the "Event of Capitalization"), $3,500 of Employee's base monthly compensation shall accrue and shall be paid once the Event of Capitalization has occurred.

(c) *Bonus.* Employee shall be eligible to receive an initial bonus in accordance with the terms set forth in Schedule 2 attached and such other ongoing as the Company's Board of Directors determines is appropriate based on the Employee's performance of his duties and the financial performance by the Company.

(d) Profit Sharing. Employee will be entitled to received 10% of the profit sharing pool to be established and funded by the Board of Directors of the

Company. Employee understands there are no assurances in the near term the Company will generate enough profits to fund an employee profit sharing pool.

(c) *Perquisites, Benefits, and Other Compensation.* During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time-to-time by the COO. Without limiting the foregoing, during the Term the Employee shall be entitled to the following:

(i) Options. The Company shall cause options for the purchase of the Company's common shares to be issued to the Employee as follows:

Options	Exercise Price
150,000 shares	$.001 per Common Unit

Thirty-three percent (33%) of the options shall be vested on the anniversary date of this agreement, and the balance of the options shall vest over the next twenty-four (24) months (at the rate of 2. 8% per month). In addition, all unvested options shall become fully vested and exercisable upon a Change of Control of the Company, as defined in Section 6(e) below. Upon the occurrence of such an event, the Employee shall have three years from the date of such Change of Control within which to exercise all vested options. Upon a termination of the Employee's employment by the Company without cause, as defined in Section 6(d) below, the Employee shall have one year within which to exercise all then vested options. If the Employee's employment by the Company is terminated by reason of his death, disability or resignation, Employee or his guardian or personal representative, if applicable, shall have ninety (90) days from such termination of his employment within which to exercise all then vested options. The options shall be represented by a Unit Option Agreement.

(ii) Other Benefits. The Company shall also provide Employee with such other benefits and perquisites as the Company provides to its senior executive officers, including health, dental and medical coverage or insurance, if any. It is understood that as of the date of this Agreement, the Company does not provide any such benefits but will be looking to establish such benefits by the end of the first quarter 2012. In the meantime, in addition to the compensation listed above, Employee will be entitled to receive a benefits stipend of $500 to be used by Employee to cover insurances expenses.

4. **Expense Reimbursement.** The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format

and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

5. **Place of Performance**. The initial place of performance shall be from the Company's offices in Bellevue, Washington. Employee understands that he may be requested by the Company in the future to operate out of a central office established by the Company in the Seattle/Bellevue Metro region, the exact location of the office will be in the sole discretion of the Company.

6. **Termination; Rights on Termination**. Employee's employment may be terminated in any one of the following ways:

(a) *Death.* The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

(b) *Disability.* If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position as determined by the COO, in its sole discretion, on a full-time basis for a period of four (4) consecutive months, or for a total of four (4) months in any six (6) month period, then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period.

(c) *Termination by the Company "For Cause."* The Company may terminate the Term promptly after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within fifteen (15) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or its subsidiaries, and that, in the judgment of the Board, materially and adversely affects the operations or reputation of the Company; (iv) Employee's conviction of a felony (other than a felony under the motor vehicle laws) or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of termination "for cause," as enumerated above, Employee shall have no right to any severance compensation. In the event of termination "for cause," as enumerated above, or if Employee fails to comply with Sections 7, 8, 9 and 10 below after his employment by the Company has been terminated pursuant to this Section 6, all outstanding options to acquire Company Units granted pursuant to Section 3(c)(i) shall be forfeited and no longer be exercisable.

(d) *Termination Without Cause.* At any time after the commencement of this Agreement and the date of the Event of Capitalization, the Company may, without cause, terminate this Agreement and Employee's employment, effective sixty (60) days after written notice is provided to the Employee. After the Event of Capitalization, the Company may, without cause, terminate this Agreement and Employee's employment effective ninety (90) days after written notice is provided to the Employee.

(e) *Payment Through Termination.* Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company, and any bonus declared but not yet paid, if any) due through the effective date of termination. Additional compensation and benefits subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

(f) *No Right to Offset.* In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment and, in the event that Employee secures employment or any consulting or similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall not have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment.

7. **Restriction on Competition.**

(a) During the term of this Agreement, and thereafter, if Employee continues to be employed by the Company and/or other entity owned by or affiliated with the Company on an "at will" basis, for the duration of such period, and thereafter for a period of three years after termination of the Employee's employment, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company's business, including the development, marketing and sale of peer-to-peer leading services (collectively, the "Business"), within the states where the Company or its affiliates (i.e., third party referral partners) conducts the Business (the "Territory");

(ii) call upon any Person who is, at that time, within the Territory an employee of the Business for the purpose or with the intent of enticing such employee away from or out of the employ of the Business;

(iii) call upon any Person who is or that is, at that time, or has been, within one year prior to that time, a customer of the Business within the Territory for the purpose of soliciting or selling products or services in direct competition with the Business within the Territory; or

(iv) on Employee's own behalf or on behalf of any competitor, call upon any Person who or that, during Employee's employment by the Company or its subsidiaries was either called upon by the Company or its subsidiaries as a prospective acquisition candidate for the Business or was the subject of an acquisition analysis conducted by the Company or its subsidiaries for the Business.

(b) Notwithstanding anything contained in this Section 7 to the contrary, the foregoing covenants shall not be deemed to prohibit Employee from (i) acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association, or (ii) being employed by or consulting with in any capacity any individual or business that is directly or indirectly competitive with the Business.

(c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or its subsidiaries and enters into a business or pursues other activities that, at such time, are not in competition with the Business, Employee shall not be chargeable with a violation of this Section 7 if the Company or its subsidiaries subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or its subsidiaries of such breach, Employee ceases the prohibited actions.

(d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect

solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

(e) Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its subsidiaries, and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its subsidiaries throughout the term of these covenants.

8. **Confidential Information**. Employee hereby agrees to hold in strict confidence and not to disclose to any third-party any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or its subsidiaries because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and its subsidiaries' business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

9. **Inventions**. Employee shall disclose promptly to the Company and its subsidiaries any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company or its subsidiaries and that Employee conceives as a result of his employment by the Company, which relate to the Business, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its

nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

10. **Return of Company Property**. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, its subsidiaries or their respective representatives, vendors, or customers that pertain to the business of the Company or its subsidiaries, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or its subsidiaries. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or its subsidiaries, as the case may be, and be subject at all times to their discretion and control.

11. **Assignment; Binding Effect**. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of its subsidiaries other than the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

12. **Complete Agreement; Waiver; Amendment**. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

13. **Notice**. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Semble, Inc. 330 112th Ave. NE, Suite 301 Bellevue, WA 98006 C/o: Todd R. Tarbert
To Employee:	Nate Mclaughlin 3010 197th SE Sammamish, WA 98075

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

14. **Severability; Headings**. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(d) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15. **Equitable Remedy**. Because of the difficulty of measuring economic losses to the Company and/or its subsidiaries as a result of a breach of the restrictive covenants and agreements set forth in Sections 7, 8, 9 and 10; and because of the immediate and irreparable damage that would be caused to the Company and/or its subsidiaries for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or its subsidiaries at law or in equity, the Company and its subsidiaries shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants and agreements.

16. **Arbitration**. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company

is located. Notwithstanding the foregoing, the Company and/or its subsidiaries shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 16 above, from any court of competent jurisdiction, without the need to resort to arbitration.

17. **Governing Law.** This Agreement shall in all respects be construed according to the laws of the State of Washington, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SEMBLE, INC.

By: ______________________

Todd R. Tarbert, CEO

EMPLOYEE:

____

Nate McLaughlin

SCHEDULE 1
DUTIES AND RESPONSIBILITIES DURING

The following is a partial list of Employee's duties and responsibilities:

Product Development Role

- Responsible for the soup to nuts development of the Semble website and web application.
- Develop core team of resources to develop version 1.0 of the marketing website and application.
  - Write job descriptions, field candidates and assess vendor possibilities
- Create comprehensive project plan and initial product roadmap
  - Timeline, budget, resources, risks, stakeholders, etc
- Manage development budget
- Collaborate with executive team to gather requirements, review expectations and ensure needs are met.
- Set expectations, provide direction and manage accountability for product development team and/or vendors
- Develop wireframe prototype and further requirements for Semble product as guideline and direction to product development team.
- Establish product feature priorities and ensure that product meets timeline. Catalog and prioritize all ongoing ideas and features that are not mandatory for phase 1 launch.
- Work in tandem with technical product development team to develop product specification methodology
- Provide direction to technical product development team to implement staging, testing and production hosting environment
- Work with senior app developer to create development plan, cut up into specific phases (sprints) and develop set timeline for implementation.
- Work with technical product development team to create thorough and comprehensive test plan.
- Integrate with CRM for customer management and tracking.
- Research and implement appropriate analytics/metrics package.
- Ensure all security and financial transactions are fully compliant and secure.
- Manage testing and usability studies to ensure seamless product launch.
- Work with technical product development team to select and configure appropriate hosting provider
- Setup and manage Semble.com emails, aliases and other email/domain
- Ensure overall product quality, positive user experience and seamless operation of Semble.com
- Provide necessary information, assistance or meeting participation for Semble investors

Ongoing Product Management Role

- Formalize ongoing support process: code release process, task/bug tracking and management, resource/vendor management and product improvement planning.
- Assist in marketing and PR initiatives. Manage online marketing initiatives, ongoing search engine optimization and vendor management.
- Metrics/Analytics: constantly review and assess website analytics and patterns. Adjust user experience, SEO and system accordingly.
- Customer Support: Provide online and phone support for investors, borrowers and inquiries.
- Facilitate usability studies as needed
- Financial auditing on transactions and accounts
- Ensure PCI compliance
- Collaborate with executive team to gather requirements, review expectations and ensure ongoing needs are met.
- Continually develop and manage product roadmap and product spec document

SCHEDULE 2
INITIAL BONUS SCHEDULE

I. Initial Development Period. Employee will be entitled to receive a bonus of $15,000 if the Semble website is launched to the public "on-time" and "on-budget." For purposes of this section, "on-time" means the Semble website and its relates services are available to the public on or before July 1, 2012 and "on-budget" means the total cost of building out the Semble website does not exceed $500,000.

a. In addition, for each week prior to July 1, 2012 that the Semble website is launched to the public while staying "on-budget," the Employee will receive an additional bonus of $2,500.

II. Post Development Period. After the launch of the website, Employee and the COO will establish in writing quarterly performance goals and so long as Employee is meeting or exceeding such goals, he will be entitled to receive a quarterly performance bonuses of $5,000 per quarter.